Exhibit 21.1 - Code of Ethics

APOLLO SOLAR ENERGY, INC
CODE OF ETHICS AND BUSINESS CONDUCT
Adopted April 6, 2009

GENERAL. Apollo Solar Energy, Inc. and its affiliates (the "Company") seek to conduct their business in accordance with the spirit, as well as the letter, of the law. The Company believes in and adheres to the highest standards of ethical conduct. Employees are expected to perform their duties on behalf of the Company anywhere in the world in accordance with the law and the highest ethical standards. Consistent with this responsibility, each employee owes the Company undivided loyalty and should avoid any direct or indirect interest, investment or association which is or might be detrimental to the Company's interest.

PURPOSE. This Code of Conduct is established to set forth the standards which are to govern employees in the performance of their duties on behalf of the Company and in their involvement in outside business activities.

SCOPE. This Code of Conduct applies to all employees of the Company. No employee shall undertake indirectly any conduct prohibited by this Code of Conduct.

POLICY.

1. Compliance with Laws and Standards of Conduct

It is the policy of the Company to comply with the laws that apply to its business everywhere it operates. Each employee, in dealing with contractors, carriers, suppliers, consultants, customers, fellow workers and other persons doing business with the Company, or in representing the Company before any governmental body, shall conduct his or her activities in accordance with the law and in accordance with the highest ethical standards.

It is a primary responsibility of the Chief Executive Officer and other senior officers of the Company to set the standard for business ethics through the adoption of appropriate policy and the personal example set by each of them. Each employee, however, is ultimately responsible for his or her own actions. By accepting employment with the Company, each employee signifies his or her acceptance of the obligation to ensure that the Company's standards of conduct are observed.

Violation of this Code of Conduct may in certain circumstances subject the Company and the individual involved to criminal or civil liability. Whenever the legality or propriety of any proposed action is subject to question, the employee involved should obtain advice from his or her supervisor or the Chief Executive Officer.

2. Receipt of Loans, Gifts, Entertainment, Travel and Services

Under no circumstances shall any employee or any member of his or her immediate family accept payments of money from any supplier, customer or other person doing business with the Company or entertainment, special considerations, discounts or gifts of materials, equipment, services, facilities or anything else of value unless (i) they are in each instance in the nature of customary courtesies usually associated with accepted business practice, (ii) they do not improperly interfere with the employee's independent judgment in the performance of his or her employment and (iii) their public disclosure would not embarrass either the Company or the employee.

3. Improper Payments

No employee shall authorize, make or participate in a payment of money or a gift of Company property, services or facilities or anything else of value to (i) any domestic or foreign governmental agency or official, (ii) any non-governmental customer or prospective customer or (iii) employees, agents or associates of such persons for the purpose of promoting or retaining business for the Company or inducing the recipient to grant favorable treatment to, or forego any claim against, the Company.

United States law prohibits the giving of gifts or making of payments to foreign officials, candidates or political parties for the purpose of influencing any act or decision. This prohibition extends to payments or gifts made to any person if you have reason to believe that such person will offer, give or promise any part of the payment or gift to any foreign official, candidate or party. All such payments and gifts are prohibited by this Code of Conduct unless approved in writing by the Chief Executive Officer.

This Code of Conduct specifically prohibits the payment of any fee or commission to distributors or agents marketing the Company's products where a portion of such payment is passed on to a governmental agency or a customer, or to officials, employees or agents of either. Gifts, gratuities and entertainment may be given by employees, however, if, in addition to being otherwise in accordance with this Code of Conduct, they are of such limited value and are in such form that they cannot be characterized as being made for the purpose of improperly obtaining or retaining business and public disclosure of the facts surrounding them would not embarrass the Company.

4. Maintenance of Proper Records

All assets and liabilities and items of revenue and expense of the Company shall be recorded in its regularly maintained accounting records. No undisclosed or unrecorded fund or asset of the Company shall be established for any purpose. Accounting records of the Company must accurately reflect, and be a fair representation of, the transactions they record in accordance with generally accepted accounting principles and policies of the Company and in a manner which will reflect the nature and purpose and amounts thereof. No false or artificial entry shall be made in the records of the Company for any reason, and no false statement, written or oral, shall be made in connection with an audit or other examination of the Company's books or any filing with any governmental authority. All payments (other than payments covered by normal petty cash procedures) on behalf of the Company of any amounts required by law or contract to be made shall be made only by check drawn against a regularly constituted account of the Company or other commercially acceptable means for transfer of funds which is supported by written evidence. Any employee having information or knowledge regarding any violation of this Code of Conduct shall promptly report such matter to the Chief Executive Officer.

5. Political Contributions

Neither the Company nor any employee shall make any contribution of Company funds, materials, equipment, facilities, or services or anything else of value to any foreign or domestic candidate for public office or any political party or committee unless (i) the Chief Executive Officer determines that the making of such contribution is legal in the jurisdiction in which it is proposed to be made and (ii) each such contribution is specifically authorized by the Board of Directors of the Company and is reflected in the minutes of the meeting at which such action was taken. Employees are free to participate in lawful political activities and to make personal contributions to political parties, committees or candidates of their choice.

6. Conflict of Interest

No employee shall, directly or indirectly, engage in, or have any interest, financial or otherwise, in any other business enterprise which interferes or is likely to interfere with the employee's independent exercise of judgment in the Company's best interest. Generally, a conflict of interest exists when an employee is involved in an activity:

a.	the operations of which are in conflict with a present or prospective activity of the Company, including research and development;

b.	which provides products or services directly to, or purchases products or services from, the Company;

c.	which subjects the employee to unreasonable time demands that prevent the employee from devoting proper attention to his or her responsibilities to the Company; or

d.	which is so operated that the employee's involvement with the outside business activity will reflect adversely upon the Company.

Other situations may arise in which the interest in question is such as to bring it within the area of potential conflict of interest. In case an employee has any question concerning whether any activity involves a conflict, he or she should discuss the situation with his or her supervisor or the Chief Executive Officer.

7. Interests in Competitors, Suppliers or Customers

No employee or any member of his or her immediate family shall have a significant financial interest in a company which does business with the Company or in a company which is any of the Company's competitors, customers or suppliers. Generally, a "significant" interest is one which is so substantial by virtue of its absolute size or relative importance to the employee compared to his or her income or other investments that it might interfere with the employee's independent judgment in the Company's best interest. All employees should consult with the Chief Executive Officer if they have any questions regarding whether their interest is "significant."

8. Outside Business Interests

No employee shall undertake any outside business interest without first assuring that no conflict of interest exists. Generally, an outside business interest is one which involves an employee in a business enterprise as a director, officer or significant stockholder. If, in the employee's judgment, a contemplated outside business interest does not present a conflict of interest, then the employee should seek Company approval to undertake the contemplated involvement in the outside business interest through the Chief Executive Officer. In the event approval is given and the employee becomes involved in such activity, the employee will have a continuing responsibility for insuring that no conflict of interest develops. If a conflict should arise in the future, the employee will be expected to report the conflict of interest to the Company and terminate the involvement immediately if the conflict of interest cannot be resolved.

9. Outside Employment

While outside employment is not encouraged, it is recognized that there are circumstances in which it is acceptable. No employee, however, shall accept employment where the possibility of a conflict of interest exists. Under no circumstances may the Company's materials, services or premises be used in furtherance of such outside employment. No employee may accept a position as an officer, director, partner, consultant, representative, agent or employee of a competitor, supplier or customer of the Company. This prohibition extends to businesses that deal in areas or product lines that are similar to those of the Company and businesses that might wish to be a supplier of the Company or have the Company as a customer.

10. Confidential and Proprietary Information

Each employee shall take appropriate precautions to safeguard confidential and proprietary information of the Company. Confidential and proprietary information includes not only information that is labeled as such, but also information and data developed in the course of the Company's activities, the disclosure of which could be harmful to the interests of the Company. Lab notes, product and business plans, budgets, customer lists, sales forecasts, trade secrets and design plans, and research and engineering data are examples of confidential and proprietary information which employees are expected to safeguard. No employee shall disclose to the Company or induce the Company to use any confidential or proprietary information of others. No employee, other than specifically designated representatives of the Company, should speak with the media, securities analysts, investors or regulatory or governmental agencies without clearance from the Chief Executive Officer.

11. Nonpublic Information

No employee who has knowledge of material nonpublic information about the Company or its plans, gained either within or outside the scope of his or her employment, may take advantage of such information for personal gain or for the benefit of others; nor may the employee disclose such information to anyone, except in the performance of his or her duties on behalf of the Company. Employees must exercise care not to disclose material nonpublic information regarding the Company, either intentionally or inadvertently, under any circumstances. Information is "material" if an investor could consider the information important in deciding whether to buy, sell or hold securities of the Company. Employees should consult with the Chief Executive Officer if they are unsure as to whether they are in possession of material nonpublic information.

IMPLEMENTATION

1. Dissemination of Code of Conduct

Each current employee of the Company will be provided with a copy of the Code of Conduct, and will be required to submit to the company a signed statement acknowledging that (i) the employee read and understood the Code of Conduct and (ii) agrees to comply with its requirements as a condition of employment. All new employees will receive a copy of the Code of Conduct with their orientation materials and will also be required to sign a statement acknowledging the matters stated above.

2. Employee Obligations

Each employee is required to conduct himself or herself in accordance with the standards set forth in the Code of Conduct, and to report to his or her supervisor or the Chief Executive Officer any violations of the Code of Conduct of which the employee becomes aware. The Code of Conduct operates as an honor code; it is essential that each employee take responsibility for monitoring company-wide compliance with the Code of Conduct and reporting any violations. Employees who do not feel comfortable reporting a suspected violation to their immediate supervisor should report the violation to the Chief Executive officer or to a member of the Company's Board of Directors, going as far up the Company's chain of authority as is necessary to ensure that appropriate corrective action is being taken. All reported violations will be investigated and remedial action, depending on the nature of the violation, will be taken.

3. Enforcement

Each reported violation of this Code of Conduct will be investigated by the Company. After investigation, appropriate action will be taken which may include disciplinary action (including termination) and the reporting of suspected criminal conduct to appropriate authorities. The intimidation or harassment of anyone who reports, or is considering reporting, a suspected violation of this Code of Conduct is a breach of this Code of Conduct and will be dealt with appropriately.

4. Responsibility

Overall responsibility for administering and enforcing this Code of Conduct lies with the Company's Chief Executive Officer. Implementation and regular administration and enforcement have been delegated to the managers of the Company's various divisions, departments and subsidiaries. These individuals are responsible for ensuring that the employees understand the Code of Conduct, all reports of violations are investigated and that appropriate action is taken.

EMPLOYEE STATEMENT OF UNDERSTANDING

1. By signing this Statement of Understanding, I hereby acknowledge that I have received and read the Code of Conduct of Apollo Solar Energy, Inc. (the "Company") in effect as of the date hereof, I fully understand the policies set forth therein and I expressly agree to abide by them. I understand that the execution of this Statement of Understanding is a condition of my employment by the Company.

2. I understand that any failure on my part to abide by the terms and conditions of the Code of Conduct could lead to disciplinary action by the Company, including the termination of my employment.

3. Should any matter or dealings in which I am now or hereafter become involved, on my own behalf or as an employee of the Company, appear to conflict with the Code of Conduct as then in effect, I will promptly disclose the facts relating to such perceived conflict to the Company, and will take whatever action is required by the Company to resolve any actual conflict found to exist.

4. I understand that the Code of Conduct will be reviewed periodically by the Company and that the company reserves the right to alter, amend, modify or terminate any provisions contained in the Code of Conduct at any time without notice to me. I acknowledge and understand that the obligations which I have undertaken pursuant to this Statement of Understanding may not be changed, released or terminated, in whole or in part, except by an instrument signed by a duly authorized officer of the Company.

5. This statement of Understanding supersedes any prior agreement, written or oral, between the Company and me relating to the matters which are the subject of the Code of Conduct.

6. This Statement of Understanding does not create a contract of employment between the Company and me.